Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
     PCAOB REGISTERED

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------

We consent to the use, in the statement on Form 10-K of Total Nutraceutical Solutions of our report dated March 6, 2009 on our audit of the financial statements of Total Nutraceutical Solutions as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for the year then ended December 31, 2008, for the period from inception on July 19, 2007 to December 31, 2007, and for the period from inception on July 19, 2007 through December 31, 2008.

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates Chartered
    Las Vegas, Nevada
    March 30, 2009


                  6490 West Desert Inn Road, Las Vegas, NV 89146
                        (702)253-7499 Fax (702)253-7501